Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Calumet GP, LLC Amended and Restated Long-Term Incentive Plan of Calumet Specialty Products Partners, L.P. of our reports dated April 2, 2018, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. and the effectiveness of internal control over financial reporting of Calumet Specialty Products Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Indianapolis, Indiana
August 6, 2018